Exhibit 16.1

Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA Kristofer Heaton, CPA

June 12, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: LightTouch Vein & Laser, Inc. (the “Company”)

Commissioners:

We have read the statements made by LightTouch Vein & Laser, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of LightTouch Vein & Laser, Inc. dated June 12, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/Anderson Bradshaw PLLC

Salt Lake City, UT

5296 S. Commerce Dr Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801.281.4701 abcpas.net